SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C.  20549

                         FORM 8-K

                      CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):
                     November 28, 1994


                   AMERITECH CORPORATION
     (Exact name of registrant as specified in its charter)

                         Delaware
        (State or other jurisdiction of incorporation)


      1-8612                                          36-325148
Commission File Number                           IRS Employer ID No.


         30 South Wacker Drive, Chicago, Illinois 60606
            (Address of principal executive offices)

 Registrant's telephone number, including area code: (312)750-5000

Item 5.  Other Events

On November 28, 1994, Ameritech Corporation (the "Company") announced that it will discontinue the application of Statement of Financial Accounting Standards No. 71 ("SFAS No. 71"), "Accounting for the Effects of Certain Types of Regulation." As a result, the Company will record in the fourth quarter an extraordinary noncash charge of approximately $2.25 billion after taxes, or about $4.08 per share.

Under SFAS No. 71, the Company's five telephone subsidiaries have accounted for the effects of regulation by depreciating telecommunications plant using asset lives prescribed by regulators and deferring certain costs and recognizing certain liabilities
("regulatory assets and liabilities").

Criteria that give rise to the discontinuance of SFAS No. 71 include
(1) increasing competition which restricts the Company's ability to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company has periodically reviewed these criteria and, in light of recent changes in its competitive and regulatory environments, concluded that continued application of SFAS No. 71 was no long appropriate.

As a result of the discontinuation of applying SFAS No. 71, the Company recognized a noncash, after-tax extraordinary charge of $2.25 billion by reducing the net carrying value of its telecommunications plant and eliminated regulatory assets and liabilities from its balance sheet. The adjustment to telecommunications plant was about $3.7 billion and was recorded as an increase to the accumulated depreciation balance. The discontinuation of applying SFAS No. 71 does not affect the accounting and reporting followed by the telephone subsidiaries to state and federal regulators.

When adjusting its net telecommunications plant, the Company gave effect to shorter, more economically realistic lives. To follow is a summary of average lives before and after the discontinuance of SFAS No. 71.

     Asset Category           Before              After
     --------------           ------              -----
     Digital switching        17                  7
     Analog switching         up to 4             obsolete
     Circuit accounts         8-12                7
     Copper and fiber         20-32               15
     All other                various             various

In addition to the SFAS No. 71 discontinuance, the Company announced that it will reduce certain asset values, primarily for real estate that it plans to sell or no longer use in the business. The reduction of $61.3 million after taxes, reflects the disposition value of these assets. Disposition of these assets will not have a material effect on the revenues or expenses of the Company in the future.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: December 1, 1994
                                          AMERITECH CORPORATION

                                          By /s/ Bruce B. Howat
                                          Bruce B. Howat
                                          Secretary